Exhibit 99.1

Stryker Corporation Appoints Stephen P. MacMillan
as President and Chief Operating Officer

Kalamazoo, Michigan -- April 22, 2003 -- Stryker Corporation (NYSE: SYK) Chairman, President and Chief Executive Officer, John W. Brown, announced today the appointment of Stephen P. MacMillan to the position of President and Chief Operating Officer, Stryker Corporation, effective June 1, 2003.  In this newly created position, Mr. MacMillan will have direct responsibility for the Company's five operating groups:  Stryker Howmedica Osteonics; Stryker MedSurg; Stryker International; Stryker Biotech, Spine and Trauma, and Physiotherapy Associates.  He will report to Mr. Brown, who will retain the role of Chairman of the Board and Chief Executive Officer.

Mr. MacMillan was most recently Sector Vice President, Global Specialty Operations for Pharmacia Corporation, which he joined in 1999.  As Sector Vice President Mr. MacMillan was responsible for four global businesses -- Consumer Healthcare, Animal Health, Diagnostics and the company's chemical and contract manufacturing business -- with sales of roughly $2 billion.  Since joining Pharmacia, Mr. MacMillan has led dramatic expansion of these businesses, achieving industry-leading growth rates in all of them.

Prior to Pharmacia, Mr. MacMillan spent 11 years at Johnson & Johnson (J&J), most recently as President of Johnson & Johnson-Merck Consumer Pharmaceuticals, a joint venture between J&J and Merck that focused on transitioning Merck prescription medicines to over-the-counter status.  Mr. MacMillan also served as Vice President of Marketing and Professional Sales at McNeil Consumer and Specialty Pharmaceuticals, another division of Johnson & Johnson, with marketing responsibilities for over $1.5 billion in sales, including the company's flagship Tylenol franchise.  In this position he was responsible for leading significant enhancements to the Tylenol and Motrin brands, as well as building the Imodium brand.  Mr. MacMillan was based in the United Kingdom for almost four years where he was responsible for marketing for Johnson & Johnson MSD (Merck) across Europe, and later became Managing Director of the U.K. subsidiary of Johnson & Johnson MSD (Merck).  Prior to joining Johnson & Johnson, Mr. MacMillan held various marketing positions at Procter & Gamble.

Mr. MacMillan holds a Bachelor of Arts in Economics from Davidson College and is a graduate of the Harvard Business School Advanced Management Program. He is married and has two children.  Mr. MacMillan and his family will be relocating to the Kalamazoo area.

Mr. Brown noted that he is delighted to be able to bring someone of Mr. MacMillan's talent into a leadership role with Stryker, adding "We look forward to Steve's addition to our outstanding line management team -- Ned Lipes, Si Johnson, Ron Lawson, Jamie Kemler and Jason Blackwood -- who will report directly to him.  We expect this team to examine new growth opportunities and strategies and continue our long term goal of 20% earnings growth."

The Company will conduct a conference call for financial analysts at 5:00 p.m. Eastern Time today, to discuss this appointment.  Mr. Brown will host the call and be joined by:

            Steve MacMillan, newly appointed President and Chief Operating Officer
            Ned Lipes, Group President, Stryker Howmedica Osteonics
            Si Johnson, Group President, Stryker MedSurg
            Ron Lawson, Group President, Stryker International
            Jamie Kemler, Group President Stryker Biotech, Spine and Trauma
            Jason Blackwood, President, Physiotherapy Associates
            Dean Bergy, Vice President, Chief Financial Officer and Secretary
            Tom Winkel, Vice President of Administration

To participate in the conference call, dial 800/249-3575.  A simultaneous webcast of the call may be accessed via the Company's website at www.strykercorp.com.  The call will be archived on this website for 90 days.   A recording of the call may also be accessed from 7:00 p.m., Eastern Time, today until 7:00 p.m. on April 24, 2003 by calling 800/633-8284 (domestic) or 402/977-9140 (international) and entering the reservation number 21141591.

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Stryker Corporation develops, manufactures and markets specialty surgical and medical products worldwide, including reconstructive implants, spinal, trauma and craniomaxillofacial systems, the bone growth factor osteogenic protein-1, powered surgical instruments, endoscopic and surgical navigation systems and patient care and handling equipment and provides outpatient physical therapy services in the United States.  The Company's net sales for the year ending December 31, 2002 were $3 billion.

Contact Information:

Dean H. Bergy, Vice President, Chief Financial Officer and Secretary, 269/385-2600